     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2001


                                                      REGISTRATION NO. 333-60176

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FLEMING COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           OKLAHOMA                  1945 LAKEPOINTE DRIVE                48-0222760
(STATE OR OTHER JURISDICTION OF     LEWISVILLE, TEXAS 75057            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          (972) 906-8000              IDENTIFICATION NUMBER)

                       (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CARLOS M. HERNANDEZ
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            FLEMING COMPANIES, INC.
                             1945 LAKEPOINTE DRIVE
                            LEWISVILLE, TEXAS 75057
                                 (972) 906-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                 JOHN M. NEWELL
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 16, 2001


PRELIMINARY PROSPECTUS

                         [FLEMING COMPANIES, INC. LOGO]

                        3,850,301 SHARES OF COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of 3,850,301 shares of our common stock, par value $2.50 per share, which may be offered for sale by the selling stockholder named in this prospectus. The selling stockholder may offer its shares of common stock through one or more broker-dealers, in one or more transactions on the New York Stock Exchange in accordance with its rules, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock under this prospectus.


     Our common stock is traded on the New York Stock Exchange under the symbol "FLM". On July 9, 2001, the last reported sale price for our common stock on the New York Stock Exchange was $36.10 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2001.

                           -------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Disclosure Regarding Forward-Looking Statements.............    i
The Company.................................................    1
Risk Factors................................................    2
Use of Proceeds.............................................    6
The Selling Stockholder.....................................    6
Plan of Distribution........................................    7
Legal Matters...............................................    8
Independent Auditors........................................    9
Incorporation by Reference..................................    9
Where You Can Find More Information.........................    9


     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE A COPY OF ANY OF THIS INFORMATION, PLEASE SUBMIT YOUR REQUEST TO 1945 LAKEPOINTE DRIVE, BOX 299013, LEWISVILLE, TEXAS 75029, ATTENTION: LEGAL DEPARTMENT, OR CALL (972) 906-8000 AND ASK TO SPEAK TO SOMEONE IN OUR LEGAL DEPARTMENT.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference, including, without limitation, statements in the section entitled "Risk Factors," regarding our future financial position, business strategy and our management's plans and objectives for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under the section "Risk Factors" and elsewhere in, or incorporated by reference into, this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

                                  THE COMPANY


     We are an industry leader in the distribution of consumable goods, and also have a growing presence in operating "price impact" supermarkets. Through our low-cost, high-volume nationwide network of distribution centers, we distribute products to customers that operate approximately 3,000 supermarkets, 5,000 convenience stores and nearly 1,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores across the United States. We expect to substantially increase our distribution volume in connection with, among other things, our recently announced ten-year $4.5 billion per year strategic alliance with our largest customer, Kmart Corporation, under which we will supply to Kmart substantially all of the food and consumable products in all current and future Kmart and Kmart supercenter stores in the United States and the Caribbean.


     As of April 23, 2001, our retail group owned and operated 103 supermarkets, comprised of 38 price impact supermarkets that offer deep-discount, everyday low prices in a warehouse-style format under the Food 4 Less banner, an additional ten supermarkets that we intend to convert to the price impact format, 44 supermarkets that utilize certain elements of the price impact format under our Rainbow Foods banner, and 11 limited assortment stores that offer a narrow selection of low-price, private label food and other consumable goods and general merchandise under our Yes!Less banner.

     Our principal executive offices are located at 1945 Lakepointe Drive, Lewisville, Texas 75057. Our telephone number at that location is (972) 906-8000.


RECENT DEVELOPMENTS



Furrs Asset Purchase



     On June 27, 2001, we bid $57 million to purchase certain assets of 66 Furrs Supermarkets stores in New Mexico and Texas and approximately $43 million for related inventory. Our bid was accepted by Furrs' board of directors on June 27, 2001 and was approved by a U.S. Bankruptcy Court on June 29, 2001. We anticipate that the majority of these stores will be purchased directly from Furrs by independent supermarkets and chain supermarket retailers, most of whom we would serve as their supplier.

                                  RISK FACTORS

     Purchasing our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information in this prospectus, before you make a decision to purchase the common stock. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect your investment.

WE NOW DEPEND ON KMART FOR A SUBSTANTIAL PORTION OF OUR BUSINESS. IF WE ARE UNABLE TO REALIZE ANTICIPATED COST SAVINGS RESULTING FROM THE ADDITIONAL VOLUME REPRESENTED BY OUR AGREEMENT, IT COULD HARM OUR FINANCIAL CONDITION.

     Kmart is our largest customer, accounting for 9.8% of our net sales in 2000. On February 7, 2001, we announced a ten-year agreement with Kmart Corporation, pursuant to which we agreed to supply substantially all of the food and consumable products in all current and future Kmart and Kmart supercenter stores in the U.S. and the Caribbean. As a result of this agreement, we currently anticipate that Kmart will account for a significantly greater percentage of our net sales in 2001. Accordingly, we now depend on Kmart for a substantial portion of our business.

     We will be required to commit substantial capital expenditures and management resources in order to perform our obligations under the Kmart agreement. If we or Kmart are unable to successfully fulfill our respective obligations under the agreement, it will harm our financial condition. More specifically, the bulk of the benefits that we anticipate receiving from the Kmart agreement depend on Kmart's achievement of certain sales projections. If Kmart fails to meet these sales projections, the benefits that we will receive as a result of the agreement will decrease. Kmart can also elect to terminate the agreement if we materially breach our obligations under the agreement, if we experience certain types of changes of control or if the volume of Kmart's purchases under the agreement declines by certain amounts. Finally, if we are unable to capture anticipated cost savings resulting from our increased purchasing power due to the Kmart agreement, it could adversely affect our results of operations and financial condition.

IF THE CUSTOMERS TO WHOM WE LEND MONEY OR FOR WHOM WE GUARANTEE STORE LEASE OBLIGATIONS FAIL TO REPAY US, IT COULD HARM OUR FINANCIAL CONDITION.

     We provide subleases, extend loans to and make investments in many of our retail store customers, often in conjunction with the establishment of long-term supply contracts. Our loans to our customers are generally not investment grade and, along with our equity investments in our customers, are highly illiquid. We also make investments in our customers through direct financing leases, lease guarantees, operating leases, credit extensions for inventory purchases and the recourse portion of notes sold evidencing such loans. We also invest in real estate to assure market access or to secure supply points. Although we have strict credit policies and apply cost/benefit analyses to these investment decisions, we face the risk that credit losses from existing or future investments or commitments could adversely affect our financial condition.

VARIOUS CHANGES IN THE DISTRIBUTION AND RETAIL MARKETS IN WHICH WE OPERATE HAVE LED AND MAY CONTINUE TO LEAD TO REDUCED SALES AND MARGINS AND LOWER PROFITABILITY FOR OUR CUSTOMERS AND, CONSEQUENTLY, FOR US.

     The distribution and retail markets in which we operate are undergoing accelerated change as distributors and retailers seek to lower costs and provide additional services in an increasingly competitive environment. An example of this is the growing trend of large self-distributing chains consolidating to reduce costs and gain efficiencies. Eating away from home and alternative format food stores, such as warehouse stores and supercenters, have taken market share from traditional supermarket operators, including independent grocers, many of whom are our customers. Vendors, seeking to ensure that more of their promotional fees and allowances are used by retailers to increase sales volume, increasingly direct promotional dollars to large self-distributing chains. We believe that these changes have led to reduced sales, reduced margins and lower profitability among many of our customers and, consequently, for us. If the strategies we have developed in response to these changing market conditions are not successful, it could harm our financial condition and business prospects.

CONSUMABLE GOODS DISTRIBUTION IS A LOW-MARGIN BUSINESS AND IS SENSITIVE TO ECONOMIC CONDITIONS.

     We derive most of our revenues from the consumable goods distribution industry. This industry is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. Consequently, our results of operations may be negatively impacted when the price of consumable goods go down, even though our percentage markup may remain constant. The consumable goods industry is also sensitive to national and regional economic conditions, and the demand for our consumable goods has been adversely affected from time to time by economic downturns. Additionally, our distribution business is sensitive to increases in fuel and other transportation-related costs.

WE FACE INTENSE COMPETITION IN BOTH OUR DISTRIBUTION AND RETAIL MARKETS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THESE MARKETS, IT COULD HARM OUR BUSINESS.

     Our distribution group operates in a highly competitive market. We face competition from local, regional and national food distributors on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided. We also compete with retail supermarket chains that self-distribute, purchasing directly from vendors and distributing products to their supermarkets for sale to the consumer. Consolidation of self-distributing chains may produce even stronger competition for our distribution group.

     Our retail group competes with other food outlets on the basis of price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal. Traditional mass merchandisers have gained a growing foothold in food marketing and distribution with alternative store formats, such as warehouse stores and supercenters, which depend on concentrated buying power and low-cost distribution technology. We expect that stores with alternative formats will continue to increase their market share in the future. Retail consolidations not only produce stronger competition for our retail group, but may also result in declining sales in our distribution group if our existing customers are acquired by self-distributing chains.

     Some of our competitors have greater financial and other resources than we do. In addition, consolidation in the industry, heightened competition among our vendors, new entrants and trends toward vertical integration could create additional competitive pressures that reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, it could have a material adverse effect on our financial condition and prospects.

BECAUSE WE OWN AND OPERATE REAL ESTATE, WE FACE THE RISK OF BEING HELD LIABLE FOR ENVIRONMENTAL DAMAGES THAT MAY OCCUR ON OUR PROPERTIES.

     Our facilities and operations are subject to various laws, regulations and judicial and administrative orders concerning protection of the environment and human health, including provisions regarding the transportation, storage, distribution, disposal or discharge of certain materials. In conformity with these provisions, we have a comprehensive program for testing, removal, replacement or repair of our underground fuel storage tanks and for site remediation where necessary. Although we have established reserves that we believe will be sufficient to satisfy the anticipated costs of all known remediation requirements, we cannot assure you that these reserves will be sufficient.

     We and others have been designated by the U.S. Environmental Protection Agency and by similar state agencies as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state laws, as applicable, with respect to EPA-designated Superfund sites. While liability under CERCLA for remediation at these sites is generally joint and several with other responsible parties, we believe that, to the extent we are ultimately determined to be liable for the expense of remediation at any site, such liability will not result in a material adverse effect on our consolidated financial position or results of operations. We are committed to maintaining the environment and protecting natural resources and human health and to achieving full compliance with all applicable laws, regulations and orders.

WE ARE CURRENTLY SUBJECT TO A NUMBER OF MATERIAL LITIGATION PROCEEDINGS. IF ANY OF THESE PROCEEDINGS IS RESOLVED AGAINST US, IT COULD HARM OUR FINANCIAL CONDITION AND BUSINESS PROSPECTS.

     We are currently subject to a number of material litigation proceedings, the costs and other effects of which are impossible to predict with any certainty. An unfavorable outcome in any one of these cases could have a material adverse effect on our financial condition and prospects. From time to time, we are also party to or threatened with litigation in which claims against us are made, or are threatened to be made, by present and former customers, sometimes in situations involving financially troubled or failed customers. We are a party to various other litigation and contingent loss situations arising in the ordinary course of our business including:

     - disputes with customers and former customers;

     - disputes with owners and former owners of financially troubled or failed customers;

     - disputes with employees and former employees regarding labor conditions, wages, workers' compensation matters and alleged discriminatory practices;

     - disputes with insurance carriers;

     - tax assessments; and

     - other matters,

some of which are for substantial amounts. The current environment for litigation involving food distributors may increase the risk of litigation being commenced against us. We would incur the costs of defending any such litigation whether or not any claim had merit.

BECAUSE WE SELL FOOD AND OTHER PRODUCTS, WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Like any other seller of food and other products, we face the risk of exposure to product liability claims in the event that people who purchase products we sell become injured or experience illness as a result. We believe that we have sufficient primary and excess umbrella liability insurance to protect us against any product liability claims that may arise. However, this insurance may not continue to be available at a reasonable cost, or, even if it is available, it may not be adequate to cover our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying our products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the policy limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification to cover our liabilities, product liability claims relating to defective food and other products could materially reduce our earnings.

WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN INTEGRATING NEWLY-ACQUIRED STORES AND DISTRIBUTION CENTERS. IF WE DO NOT ACHIEVE THE BENEFITS WE EXPECT FROM ANY OF THESE ACQUISITIONS, IT COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

     Part of our growth strategy for our retail group involves selective strategic acquisitions of stores operated by others. In addition, our distribution group intends to seek strategic acquisitions of other distribution centers on a limited basis. Achieving the benefits of these acquisitions will depend in part on our ability to integrate those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in an efficient manner. Our consolidation of operations following these acquisitions may require substantial attention from our management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on our ability to achieve expected net sales, operating expenses and operating results for the acquired business. We cannot assure you that we will realize any of the anticipated benefits of any acquisition, and if we fail to realize these anticipated benefits, our operating performance could suffer.

WE OPERATE IN A COMPETITIVE LABOR MARKET, AND THE MAJORITY OF OUR EMPLOYEES ARE COVERED BY COLLECTIVE BARGAINING AGREEMENTS.

     Our continued success will depend on our ability to attract and retain qualified personnel in both our distribution and retail groups. We compete with other businesses in our markets with respect to attracting and retaining qualified employees. The labor market is currently tight and we expect the tight labor market to continue. A shortage of qualified employees would require us to enhance our wage and benefits packages in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. In addition, about half of our employees are covered by collective bargaining agreements, most of which expire at various times over the course of the next five years. We cannot assure you that we will be able to renew our collective bargaining agreements, that our labor costs will not increase, that we will be able to recover any increases through increased prices charged to customers or that we will not suffer business interruptions as a result of strikes or other work stoppages. If we fail to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices charged to our customers, it could harm our business.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

     The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - new products or services offered by us or our competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the distribution and retail industries;

     - our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - adverse or unfavorable publicity regarding us or our services;

     - additions or departures of key personnel; and

     - sales of common stock.

     In addition, the stock markets in general have experienced extreme price and volume volatility and a cumulative decline in recent months. Such volatility and decline have affected many companies irrespective of or disproportionately to the operating performance of these companies. These broad market and industry factors may materially and adversely further affect the market price of our common stock, regardless of our actual operating performance.

                                USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sales of the common stock under this prospectus. We will not receive any proceeds from these sales.

                            THE SELLING STOCKHOLDER

     The 3,850,301 shares of our common stock which may be offered under this prospectus are owned by U.S. Transportation, LLC, a Delaware limited liability company and an affiliate of The Yucaipa Companies LLC. Pursuant to a Stock and Warrant Purchase Agreement dated as of February 6, 2001, U.S. Transportation, LLC paid an aggregate of $50 million as consideration for the 3,850,301 shares and a warrant to purchase additional shares of our common stock. The warrant represents the right to purchase up to $50 million worth of additional shares of our common stock, based on a per share exercise price equal to the average closing price of our common stock on the New York Stock Exchange for the 30 consecutive trading days immediately preceding the applicable exercise date. The warrant is exercisable for a period of one year, subject to certain extensions in the event that the exercise of any portion of the warrant would accelerate indebtedness of Fleming or any of our subsidiaries, obligate Fleming or any of our subsidiaries to make any payment or to incur any additional obligation, or require the approval of the shareholders of Fleming pursuant to the rules of the New York Stock Exchange.

     The selling stockholder has informed us that while it currently has no intention to sell any of the shares covered by this prospectus, it will take such actions with respect to such shares as it deems appropriate in light of the circumstances existing from time to time. According to the selling stockholder's
Schedule 13D filed on March 26, 2001 with the Securities and Exchange Commission, in determining appropriate actions with respect to such shares, the selling stockholder will evaluate various factors, including, without limitation, (a) the investment potential of our common stock, (b) our business prospects and financial position, (c) subsequent developments affecting us, (d) the price level and availability of our common stock, (e) other investment and business opportunities available to it, (f) general stock market and economic or industry conditions, (g) reinvestment opportunities, (h) tax considerations, and
(i) other factors deemed relevant by it. Because the selling stockholder may sell all, some portion or none of the shares covered by this prospectus, we cannot estimate the number of shares, and the percentage of outstanding shares of common stock, that will be held by the selling stockholder after completion of this offering. This prospectus also covers any additional shares of common stock which become issuable in connection with shares sold by the prospectus by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.


     The following table sets forth information to our knowledge as of the date of this prospectus with respect to the number of shares of common stock held by the selling stockholder prior to the offering and the number of shares of common stock which may be offered under this prospectus from time to time by the selling stockholder. Percentage ownership is based on the 43,817,882 shares of our common stock that were outstanding on May 18, 2001.



                                                                                          NUMBER OF
                                                       NUMBER OF SHARES    PERCENT OF       SHARES
                                                         BENEFICIALLY      OUTSTANDING    REGISTERED
                 SELLING STOCKHOLDER                        OWNED            SHARES         HEREBY
                 -------------------                   ----------------    -----------    ----------
U.S. Transportation, LLC.............................      5,357,642*         11.82%      3,850,301


-------------------------

* Assuming the selling stockholder's warrant is exercisable into 1,507,341 shares of common stock, based upon an exercise price of $33.171, which is the average closing price of the common stock on the New York Stock Exchange for the 30 consecutive trading days immediately preceding July 10, 2001.

                              PLAN OF DISTRIBUTION

     The selling stockholder and its successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

     - fixed prices,

     - prevailing market prices at the time of sale,

     - prices related to the prevailing market prices,

     - varying prices determined at the time of sale, or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange,

     - in the over-the-counter market,

     - otherwise than on such exchanges or services or in the over-the-counter market,

     - through the writing of options, whether the options are listed on an options exchange or otherwise, or

     - through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholder from the sale of the common stock offered hereby will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholder and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholder may be deemed to be an

"underwriter," it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

     The selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the common stock by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days before the distribution. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

     The selling stockholder has informed us that there are currently no agreements, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock.

     The selling stockholder may decide not to sell the underlying common stock described in this prospectus. We cannot assure you that the selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

     With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     - the specific common stock to be offered and sold,

     - the name of the selling stockholder,

     - the respective purchase prices and public offering prices and other material terms of the offering,

     - the names of any participating agents, broker-dealers or underwriters, and

     - any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholder.

     We entered into a registration rights agreement for the benefit of the selling stockholder to register the common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholder and Fleming will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholder incidental to the registration, offering and sale of the common stock to the public, but the selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby will be passed upon for us by McAfee & Taft, Oklahoma City, Oklahoma.

                              INDEPENDENT AUDITORS


     The consolidated financial statements incorporated in this prospectus by reference from Fleming's Annual Report on Form 10-K for the year ended December 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.


                           INCORPORATION BY REFERENCE

     We have elected to "incorporate by reference" certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

     We incorporate by reference:


     - Our Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the SEC on March 23, 2001, as amended by our Amended Annual Report on Form 10-K/A, filed with the SEC on March 23, 2001, including the information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2001 Annual Meeting of Shareholders, filed with the SEC on March 28, 2001;



     - Our Quarterly Report on Form 10-Q for the 16 weeks ended April 21, 2001 filed with the SEC on May 29, 2001;



     - Our Current Report on Form 8-K filed with the SEC on July 12, 2001;



     - Our Current Report on Form 8-K filed with the SEC on March 16, 2001;



     - Our Current Report on Form 8-K filed with the SEC on March 13, 2001; and


     - The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 19, 1983, including any amendments or reports filed for the purpose of updating such description.

     We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the completion of this offering.

     You may obtain copies of these documents from us without charge by writing to us at Fleming Companies, Inc., 1945 Lakepointe Drive, Box 299013, Lewisville, Texas 75029, or calling us at (972) 906-8000.

                      WHERE YOU CAN FIND MORE INFORMATION


     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (File No. 001-08140). Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of these materials at prescribed rates by writing to the address above, or by calling (800) SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information contained in our web site is not part of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [FLEMING COMPANIES, INC. LOGO]

                            FLEMING COMPANIES, INC.

                        3,850,301 SHARES OF COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the 3,850,301 shares of common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                                                               AMOUNT
                                                              --------
Commission Registration Fee.................................  $ 28,949
*Costs of Printing..........................................    10,000
*Legal Fees and Expenses....................................   100,000
*Accounting Fees and Expenses...............................    20,000
*Miscellaneous Expenses.....................................    16,051
                                                              --------
  *Total....................................................  $175,000
                                                              ========

-------------------------
* Estimated

ITEM 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Thirteen of the Restated Certificate of Incorporation of the Registrant contains a provision, permitted by Section 1006B.7 of the Oklahoma General Corporation Act (the "OGCA"), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The OGCA and the Restated Certificate of Incorporation of the Registrant provide that such provision does not eliminate or limit liability, (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 1053 of the OGCA, or
(4) for any transaction from which the director derived an improper personal benefit.

     Section 1031 of the OGCA permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the Registrant, such indemnification is not permitted if such person has been adjudged liable to the Registrant unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 1031 also permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant whether or not the Registrant would have the power to indemnify such persons against such liabilities under the provisions of such section.

     Section 1031 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article 8 of the bylaws of the Registrant contains provisions regarding indemnification which parallel those described above. The Registrant maintains insurance policies that insure its officers and directors against certain liabilities.

ITEM 16. INDEX TO EXHIBITS.


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   4.1    Stock and Warrant Purchase Agreement by and between the
          Registrant and U.S. Transportation, LLC dated February 6,
          2001.+

   4.2 Amended and Restated Registration Rights Agreement by and between the Registrant and U.S. Transportation, LLC dated
          July 13, 2001.

   5.1    Opinion of McAfee & Taft.

  15.1 Letter of Independent Auditors re unaudited interim financial information.

  23.1    Consent of McAfee & Taft (included in Exhibit 5.1).

  23.2    Independent Auditors' Consent.

  24.1    Power of Attorney.+


-------------------------

+ Previously filed.


ITEM 17. UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

     provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lewisville, state of Texas, on the 16th day of July, 2001.


                                          FLEMING COMPANIES, INC.

                                          By     /s/ CARLOS M. HERNANDEZ
                                            ------------------------------------
                                                    Carlos M. Hernandez
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                /s/ MARK S. HANSEN*                  Chairman and Chief Executive Officer  July 16, 2001
---------------------------------------------------     (Principal Executive Officer)
                  Mark S. Hansen

                /s/ NEAL J. RIDER*                    Executive Vice President and Chief   July 16, 2001
---------------------------------------------------      Financial Officer (Principal
                   Neal J. Rider                                  Financial
                                                           and Accounting Officer)

                                                                   Director
---------------------------------------------------
                  Herbert M. Baum

               /s/ ARCHIE R. DYKES*                                Director                July 16, 2001
---------------------------------------------------
                  Archie R. Dykes

                                                                   Director
---------------------------------------------------
                 Carol B. Hallett

               /s/ ROBERT S. HAMADA*                               Director                July 16, 2001
---------------------------------------------------
                 Robert S. Hamada

            /s/ EDWARD C. JOULLIAN III*                            Director                July 16, 2001
---------------------------------------------------
              Edward C. Joullian III

                /s/ GUY A. OSBORN*                                 Director                July 16, 2001
---------------------------------------------------
                   Guy A. Osborn

              /s/ ALICE M. PETERSON*                               Director                July 16, 2001
---------------------------------------------------
                 Alice M. Peterson

           *By: /s/ CARLOS M. HERNANDEZ
   ---------------------------------------------
                Carlos M. Hernandez
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
  4.1     Stock and Warrant Purchase Agreement by and between the
          Registrant and U.S. Transportation, LLC dated February 6,
          2001.+

  4.2 Amended and Restated Registration Rights Agreement by and between the Registrant and U.S. Transportation, LLC dated
          July 13, 2001.

  5.1     Opinion of McAfee & Taft.

 15.1 Letter of Independent Auditors re unaudited interim financial information.

 23.1     Consent of McAfee & Taft (included in Exhibit 5.1).

 23.2     Independent Auditors' Consent.

 24.1     Power of Attorney.+


-------------------------

+Previously Filed.